                                                               EXHIBIT (a)(1)(A)

                           OFFER TO PURCHASE FOR CASH

                           ALL OUTSTANDING SHARES OF

[SPARK LOGO]     COMMON STOCK OF GLOBALNET FINANCIAL.COM, INC.

                             AT $0.36 NET PER SHARE

                                      AND

                           ALL OUTSTANDING SHARES OF

             CLASS A COMMON STOCK OF GLOBALNET FINANCIAL.COM, INC.

                            AT $0.036 NET PER SHARE

                                       BY

                          GLOBALNET ACQUISITIONS INC.,

                          A WHOLLY OWNED SUBSIDIARY OF

                               NEWMEDIA SPARK PLC

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 22, 2001, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF JUNE 15, 2001, AMONG NEWMEDIA SPARK PLC, GLOBALNET ACQUISITIONS INC. AND GLOBALNET FINANCIAL.COM, INC., AS AMENDED ON JULY 17, 2001. THE BOARD OF DIRECTORS OF THE COMPANY (AS DEFINED HEREIN) HAS APPROVED AND ADOPTED THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE STOCKHOLDERS TENDER THEIR SHARES (AS DEFINED HEREIN) IN THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST FIFTY-ONE PERCENT OF THE TOTAL COMBINED VOTING POWER OF THE COMPANY ON A FULLY DILUTED BASIS.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to The Bank of New York (the "Depositary") and deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in
Section 2, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Shares pursuant to the procedures for book-entry transfer described in Section 2, in each case prior to the expiration of the Offer, or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may be able to tender such Shares by following the procedures for guaranteed delivery described in Section 2.

     Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent") at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender materials may be obtained from the Information Agent or from brokers, dealers, banks, trust companies or other nominees.
July 25, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary Term Sheet..........................................    1
Introduction................................................    5
The Tender Offer............................................    7
  1.   Terms of the Offer...................................    7
  2.   Procedures for Tendering Shares......................    8
  3.   Withdrawal Rights....................................   11
  4.   Acceptance for Payment and Payment...................   12
  5.   Certain U.S. Federal Income Tax Consequences.........   13
  6.   Price Range of the Shares; Dividends on the Shares...   14
  7.   Effect of the Offer on the Market for the Shares;
        Nasdaq Listing; Exchange Act Registration; Margin
        Regulations.........................................   15
  8.   Certain Information Concerning the Company...........   16
  9.   Certain Information Concerning Parent and the
        Purchaser...........................................   17
  10. Source and Amount of Funds............................   18
  11. Contacts and Transactions with the Company; Background
        of the Offer........................................   18
  12. Purpose of the Offer; the Merger Agreement; Plans for
        the Company.........................................   20
  13. Dividends and Distributions...........................   29
  14. Certain Conditions of the Offer.......................   29
  15. Certain Legal Matters.................................   30
  16. Fees and Expenses.....................................   32
  17. Miscellaneous.........................................   32
SCHEDULE I -- Directors and Executive Officers of Parent and
  the Purchaser.............................................  S-1
SCHEDULE II -- Restructuring and Downsizing Plan............  S-3

                               SUMMARY TERM SHEET

     GlobalNet Acquisitions Inc. is offering to purchase all the outstanding shares of common stock and all the outstanding shares of class A common stock of GlobalNet Financial.com, Inc. for $0.36 and $0.036 per share, respectively, in cash. The following are some of the questions you, as a stockholder of GlobalNet Financial.com, Inc., may have and answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the letter of transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

WHO IS OFFERING TO BUY MY SHARES?

     Our name is GlobalNet Acquisitions Inc. We are a Delaware corporation formed for the purpose of acquiring GlobalNet Financial.com, Inc., including by way of making a tender offer for all of the common stock and class A common stock of GlobalNet Financial.com, Inc. We are a wholly owned subsidiary of NewMedia SPARK plc, a public limited company organized under the laws of England and Wales. See "Introduction" and Section 9 -- "Certain Information Concerning Parent and the Purchaser" -- of this offer to purchase.

WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding common stock and class A common stock of GlobalNet Financial.com, Inc. See "Introduction" and Section 1 -- "Terms of the Offer" -- of this offer to purchase.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $0.36 per share of common stock and $0.036 per share of class A common stock, net to you, in cash, payable in U.S. dollars. The amount to be received by any tendering stockholder will be rounded to the nearest whole cent. The depositary has agreed, upon request by you, to convert such U.S. dollar amounts to U.K. pounds sterling at your cost. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and Section 1 -- "Terms of the Offer" -- of this offer to purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     NewMedia SPARK plc, our parent company, will provide us with sufficient funds (from cash on hand) to acquire all tendered shares and any shares to be acquired in the merger that is expected to follow the successful completion of the offer. The offer is not conditioned upon any financing arrangements. See
Section 10 -- "Source and Amount of Funds" -- of this offer to purchase.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

     -- the offer is being made for all outstanding shares solely for cash,

     -- the offer is not subject to any financing condition, and

     -- if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 5:00 p.m., New York City time, on August 22, 2001, to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See

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Section 1 -- "Terms of the Offer" -- and Section 2 -- "Procedures for Tendering
Shares" -- of this offer to purchase.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that:

     -- we will extend the offer for a period of time we believe necessary to cause the conditions to our offer to be satisfied, if on a scheduled expiration date any of the conditions to our offer are not satisfied; however, we are not required to extend the offer beyond January 15, 2002; and

     -- we may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time up to 20 business days in the aggregate beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration. We reserve the right to include a subsequent offering period. If we decide to do so, we will announce such a period not later than 9:00 a.m., New York City time, on the next business day after the initial offering period expires.

     See Section 1 -- "Terms of the Offer" -- of this offer to purchase.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform The Bank of New York, the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1 -- "Terms of the Offer" -- of this offer to purchase.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     There is no financing condition to the offer; however, we are not obligated to purchase any tendered shares unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents at least fifty-one percent of the total combined voting power of GlobalNet Financial.com, Inc. on a fully diluted basis. We have agreed not to waive this minimum tender condition without the consent of GlobalNet Financial.com, Inc.

     The offer is also subject to a number of other conditions. See Section 14 -- "Certain Conditions of the Offer" -- of this offer to purchase.

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to The Bank of New York, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot deliver something that is required to be delivered to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq National Market System trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2 -- "Procedures for Tendering Shares" -- of this offer to purchase.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired and, if we have not, by September 22, 2001, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept

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

shares for payment. This right to withdraw will not apply to any subsequent offering period, if one is included. See Section 1 -- "Terms of the Offer" -- and Section 3 -- "Withdrawal Rights" -- of this offer to purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 1 -- "Terms of the Offer" -- and Section 3 -- "Withdrawal Rights" -- of this offer to purchase.

WHAT DOES THE GLOBALNET FINANCIAL.COM, INC. BOARD OF DIRECTORS THINK OF THE
OFFER?

     We are making the offer pursuant to a merger agreement among us, NewMedia SPARK plc and GlobalNet Financial.com, Inc. The GlobalNet Financial.com, Inc. board of directors approved and adopted the merger agreement, our tender offer and our proposed merger with GlobalNet Financial.com, Inc. The board of directors of GlobalNet Financial.com, Inc. has determined that the offer and the merger are advisable and fair to and in the best interests of GlobalNet Financial.com, Inc. and its stockholders and recommends that stockholders tender their shares in the tender offer. See the "Introduction" to this offer to purchase.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

     If we accept for payment and pay for a majority of the total combined voting power of GlobalNet Financial.com, Inc. on a fully diluted basis, we will be merged with GlobalNet Financial.com, Inc. If that merger takes place, NewMedia SPARK plc will indirectly own all of the shares of GlobalNet Financial.com, Inc., and all other stockholders of GlobalNet Financial.com, Inc. will receive $0.36 per share of common stock and $0.036 per share of class A common stock in cash.

     There are no appraisal rights available in connection with the offer. However, if the merger takes place, stockholders who have retained shares following the offer will be entitled to exercise appraisal rights under Delaware law so long as they take all steps required to perfect their rights. See Section 12 -- "Purpose of the Offer; the Merger Agreement; Plans for the Company" -- of this offer to purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger takes place, stockholders who do not tender in the offer will receive $0.36 and $0.036 in cash for each share of common stock and class A common stock, respectively, in the subsequent merger, subject to their right to pursue appraisal under Delaware law. However, if the merger does not take place, the number of stockholders and of shares of GlobalNet Financial.com, Inc. that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on the Nasdaq National Market System or any other securities exchange, and GlobalNet Financial.com, Inc. may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. On April 17 2001, GlobalNet Financial.com, Inc. received a letter from the Nasdaq National Market System, notifying GlobalNet Financial.com, Inc. that its shares of common stock would be delisted if its shares of common stock did not maintain a minimum bid price of $1.00 or higher for 30 consecutive trading days by July 16, 2001. On July 18, 2001, GlobalNet Financial.com, Inc. received a second letter from the Nasdaq National Market System stating that its shares of common stock would be delisted on July 26, 2001. GlobalNet Financial.com, Inc. intends to appeal this ruling. See Section 7 -- "Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations" -- and Section 12 -- "Purpose of the Offer; the Merger Agreement; Plans for the Company" -- of this offer to purchase.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION?

     The receipt of cash by you in exchange for your shares pursuant to the offer or the merger, or in a subsequent offering period (if one is included), is in general a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. You should

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consult your own tax advisor about the particular tax consequences of the offer and the merger to you. See Section 5 -- "Certain U.S. Federal Income Tax Consequences" -- of this offer to purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On June 14, 2001, the last trading day before GlobalNet Financial.com, Inc. and NewMedia SPARK plc announced that they had signed the merger agreement, the last sale price of the GlobalNet common stock reported on the Nasdaq National Market System was $.40 per share and the closing mid-market price of the GlobalNet class A common stock on the Alternative Investment Market of the London Stock Exchange was L0.04 per share. On July 17, 2001, the last trading day before we announced that we amended the merger agreement to provide for the tender offer, the last sale price of the GlobalNet common stock reported on the Nasdaq National Market System was $.26 per share and the closing mid-market price of the class A common stock on the Alternative Investment Market of the London Stock Exchange was L0.03 per share. On July 24, 2001, the last trading day before we commenced our tender offer, the last sale price of the common stock on the Nasdaq National Market System was $0.33 per share and the closing mid-market price of the class A common stock on the Alternative Investment Market of the London Stock Exchange was L0.03. We advise you to obtain a recent quotation for shares of GlobalNet Financial.com, Inc. in deciding whether to tender your shares. See Section 6 -- "Price Range of the Shares; Dividends on the Shares" -- of this offer to purchase.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call MacKenzie Partners, Inc. at (800) 322-2885 (toll free) from within the United States and 00 800 3222 8851 (toll free) from outside the United States. MacKenzie Partners, Inc. is acting as the information agent for our tender offer. See the back cover of this offer to purchase.

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To the Holders of Common Stock and Class A Common Stock of
GlobalNet Financial.com, Inc.:

                                  INTRODUCTION

     GlobalNet Acquisitions Inc., a Delaware corporation (the "Purchaser") and wholly owned subsidiary of NewMedia SPARK plc, a public limited company organized under the laws of England and Wales ("Parent"), hereby offers to purchase (i) all the outstanding shares of common stock, par value $.001 per share, including the rights to purchase the Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement (the "Rights Agreement"), dated as of July 19, 2001, by and between the Company (as defined below) and The Bank of New York, as Rights Agent (the "Common Shares"), and (ii) all the outstanding shares of class A common stock, par value $.001 per share, including the rights to purchase the Series B Junior Participating Preferred Stock issued pursuant to the Rights Agreement (the "Class A Shares" and, together with the Common Shares, the "Shares"), of GlobalNet Financial.com, Inc., a Delaware corporation (the "Company"), at a purchase price of $0.36 per Common Share and $0.036 per Class A Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering stockholders whose shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through banks or brokers should check with such institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of The Bank of New York, which is acting as the Depositary (the "Depositary"), and MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of June 15, 2001 (the "Merger Agreement"), among Parent, the Purchaser and the Company, as amended on July 17, 2001, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or any subsidiary of Parent or the Company or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon. The Merger Agreement is more fully described in Section 12.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE STOCKHOLDERS TENDER THEIR SHARES IN THE OFFER. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH.

     HOULIHAN LOKEY HOWARD & ZUKIN HAS ACTED AS THE COMPANY'S FINANCIAL ADVISOR. THE OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN, DATED JULY 17, 2001, THAT, AS OF SUCH DATE, THE CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER BY THE HOLDERS OF SHARES IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW IS SET FORTH IN FULL AS AN ANNEX TO THE SCHEDULE 14D-9. STOCKHOLDERS ARE URGED TO, AND SHOULD, CAREFULLY READ THE SCHEDULE 14D-9 AND SUCH OPINION IN THEIR ENTIRETY.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1 HEREOF) THAT NUMBER OF SHARES THAT WOULD REPRESENT AT

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

LEAST FIFTY-ONE PERCENT OF THE TOTAL COMBINED VOTING POWER OF THE COMPANY ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM TENDER CONDITION").

     Consummation of the Merger is subject to a number of conditions, including approval by stockholders of the Company and Shares having been purchased pursuant to the Offer. Under the Delaware General Corporation Law (the "DGCL"), the vote of stockholders of the Company necessary to approve the Merger will be the affirmative vote of the holders of at least a majority of the outstanding Shares entitled to vote on the matter. If the Purchaser acquires Shares representing at least 90% of the total combined voting power of the Company pursuant to the Offer or otherwise, the Purchaser would be able to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the DGCL, without any action by any other stockholder. In such event, the Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. See Section 12.

     The Company has informed the Purchaser that, as of July 19, 2001, there were: (a) 21,574,958 Common Shares and 34,225,000 Class A Shares outstanding. Common Shares are entitled to one vote and Class A Shares are entitled to 1/10th of a vote. The Minimum Tender Condition will be satisfied if Shares entitling the holder thereof to cast at least fifty-one percent of the votes at a meeting of stockholders are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Tender Condition will depend upon the ratio of Common Shares to Class A Shares tendered and the actual number of Shares on a fully diluted basis on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Tender Condition is satisfied, and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger even if no other stockholders vote in favor of the Merger. See Section 12.

     Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.   TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 5:00 p.m., New York City time, on August 22, 2001, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

     The Purchaser may, without the consent of the Company, and expressly reserves the right (but shall not be obligated) to extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, (a) if at the Expiration Date any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived, (b) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (c) for any reason on one or more occasions for a period of not more than five business days beyond the latest expiration date that would otherwise be permitted by clause
(a) or (b) of this sentence. If all of the conditions to the Offer are not satisfied on the Expiration Date then the Purchaser will extend the Offer for one or more periods of time until such conditions are satisfied or waived; PROVIDED that the Purchaser will not be required to extend the Offer beyond January 15, 2002 (the "Outside Date"). UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     The Purchaser expressly reserves the right (but shall not be obligated), at any time and from time to time, to waive any condition to the Offer or modify the terms of the Offer, by giving oral or written notice of such waiver or modification to the Depositary, except that, without the consent of the Company, the Purchaser shall not (i) reduce the number of Shares subject to the Offer,
(ii) reduce the price per Share to be paid pursuant to the Offer, (iii) waive the Minimum Tender Condition or modify or add to the conditions of the Offer in any manner adverse to the holders of Shares, (iv) except as provided above, extend the Offer, (v) change the form of consideration payable in the Offer or
(vi) otherwise amend the Offer in any manner adverse to the holders of Shares.

     If by 5:00 p.m., New York City time, on August 22, 2001 (or any date or time then set as the Expiration Date), any of or all the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, reserves the right (but shall not be obligated) (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) except as set forth above with respect to the Minimum Tender Condition, to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore validly withdrawn, (c) as set forth above, to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) except as set forth above, to amend the Offer; PROVIDED, HOWEVER, that if all such conditions that have not been satisfied or waived prior to the Expiration Date are reasonably capable of being satisfied, the Purchaser shall extend the Offer from time to time until such conditions are satisfied or waived, PROVIDED that the Purchaser shall not be required to extend the Offer beyond the Outside Date.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     Pursuant to Rule 14d-11 under the Exchange Act the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A Subsequent Offering Period, if one is included, is not an extension of the Offer, which already will have been completed.

     During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 under the Exchange Act provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20-business day period of the Offer has expired, (ii) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) the Purchaser immediately accepts and promptly pays for all securities tendered during the Offer prior to its expiration, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. The Purchaser will be able to include a Subsequent Offering Period, if it satisfies the conditions above, after August 22, 2001.

     THE PURCHASER RESERVES THE RIGHT TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER. PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

     Any extension, waiver, amendment or termination of the Offer or commencement or extension of a Subsequent Offering Period will be followed as promptly as practicable by public announcement thereof. An announcement in the case of an extension of the Offer, or commencement or extension of a Subsequent Offering Period, will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. As used in this Offer to Purchase, "Business Day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.   PROCEDURES FOR TENDERING SHARES

     VALID TENDER. For a stockholder validly to tender Shares pursuant to the Offer, (a) the certificates for tendered Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents, must, prior to the Expiration Date, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; (b) in the case of the Common Shares only, if a transfer is effected pursuant to the book-entry transfer procedures described under "Book-Entry Transfer", either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of such addresses, such Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or (c) the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures described below under "Guaranteed Delivery".

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Common Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must be, in any case, received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     BECAUSE THE CLASS A SHARES MAY ONLY BE HELD IN CERTIFICATED FORM, STOCKHOLDERS OWNING CLASS A SHARES CANNOT TENDER BY BOOK-ENTRY TRANSFER.

     SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

     (a) such tender is made by or through an Eligible Institution;

     (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

     (c) either (i) the certificates for tendered Shares together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer", either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, is received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures described above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "Trading Day" is any day on which the Nasdaq National Market System (the "Nasdaq") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     OTHER REQUIREMENTS. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     APPOINTMENT. By executing a Letter of Transmittal (or facsimile thereof), (or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of a Letter of Transmittal), a tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after June 15, 2001. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

     BACKUP WITHHOLDING. Under the U.S. federal income tax laws, the Depositary will be required to withhold 30.5% of the amount of any payments made to certain stockholders pursuant to the Offer or the Merger, or in a Subsequent Offering Period (if one is included), unless the stockholder (i) provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any other required information, or
(ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld generally will be allowed as a credit against the stockholder's U.S. federal income tax liability for the year. A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup federal income tax withholding on payments made to certain stockholders with respect to the purchase price of Shares purchased pursuant to the Offer or the Merger, or in a Subsequent Offering Period (if one is included), each such stockholder must provide the Depositary with his correct taxpayer identification number and certify, under penalty of perjury, that such taxpayer identification number is correct and that he is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Certain foreign stockholders should complete and sign an Internal Revenue Service Form W-8BEN, a copy of which is included with the Letter of Transmittal, in order to avoid backup withholding.

3.   WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 22, 2001.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     In the event the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

4.   ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. The Purchaser, subject to the Merger Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     The purchase price will be payable in U.S. dollars. The amount to be received by any tendering stockholder will be rounded to the nearest whole cent. The Depositary has agreed to provide foreign exchange services to convert such U.S. dollars into U.K. pounds sterling for tendering stockholders who so elect. The Depositary will aggregate the U.S. dollars to be paid to all stockholders whose Shares have been accepted by the Purchaser and who have elected such foreign exchange services. The Depositary will promptly after the Offer is closed convert such U.S. dollars into U.K. pounds sterling and distribute to such stockholders their pro rata share of the net U.K. pounds sterling proceeds received by the Depositary upon such conversion, after deducting all costs and expenses of the Depositary.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificates for such Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees or
(b) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2, a Book-Entry Confirmation and either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

     The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement (requiring that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration
Date)), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 3.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5.   CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or Merger and the stockholder's aggregate adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

     If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the Shares exceeds one year. In the case of a tendering noncorporate stockholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 20%. In addition, there are limits on the deductibility of capital losses.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to 30.5% backup withholding unless the stockholder provides its TIN and certifies under penalty of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain foreign stockholders should complete and sign an Internal Revenue Service Form W-8BEN, a copy of which is included with the Letter of Transmittal, in order to avoid backup withholding.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 30.5% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

     The foregoing discussion is based on the Code, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code -- such as non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations and financial institutions -- and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction. STOCKHOLDERS ARE URGED TO CONSULT

THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.   PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Common Shares are traded on the Nasdaq National Market (the "Nasdaq") under the symbol "GLBN" and the Class A Shares are traded on the Alternative Investment Market of the London Stock Exchange ("AIM") under the symbol "GLFA". The following table presents, for the periods indicated:

     (a) the high and low sale prices for the Common Shares as reported on the Nasdaq;

     (b) the high and low closing mid-market prices for the Class A Shares as reported on AIM

                                                                 COMMON SHARES
                                                                ----------------
                                                                 HIGH      LOW
                                                                ------    ------
                                                                  $         $
Fiscal 1999:
  Third Quarter.............................................     18.50      9.00
  Fourth Quarter............................................     39.00      9.69
Fiscal 2000:
  First Quarter.............................................     55.38     24.00
  Second Quarter............................................     30.00     20.37
  Third Quarter.............................................     23.00      6.13
  Fourth Quarter............................................      6.31      1.50
Fiscal 2001
  First Quarter.............................................      3.03      0.56
  Second Quarter............................................      0.77      0.26
  Third Quarter (through July 24, 2001).....................      0.38      0.25

                                                                 CLASS A SHARES
                                                                ----------------
                                                                 HIGH      LOW
                                                                ------    ------
                                                                  L         L
Fiscal 1999:
  Fourth Quarter............................................      2.60      2.18
Fiscal 2000:
  First Quarter.............................................      2.95      1.81
  Second Quarter............................................      1.94      0.60
  Third Quarter.............................................      0.88      0.46
  Fourth Quarter............................................      0.52      0.14
Fiscal 2001
  First Quarter.............................................      0.21      0.10
  Second Quarter............................................      0.10      0.03
  Third Quarter (through July 24, 2001).....................      0.03      0.03

     GlobalNet Financial.com, Inc. did not pay any dividends during any quarter (or part thereof) presented in the tables above on the Shares.

     On June 14, 2001, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Common Shares as reported by the Nasdaq was $0.40 per share and the closing mid-market price of the Class A Shares on AIM was L0.04 per share. On July 17, 2001, the last trading day before we announced that we amended the merger agreement to provide for the tender offer, the last sale price of the Common Shares reported on the Nasdaq was $0.26 per share and the closing mid-market price of the Class A Shares on AIM was L0.03 per share. On July 24, 2001, the last full trading day before commencement of the Offer, the last reported sales price of the Common Shares as reported by the Nasdaq was

$0.33 and the closing mid-market price of the Class A Shares on AIM was L0.03 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION;
     MARGIN REGULATIONS

     EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by Stockholders other than the Purchaser. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares and could have an adverse effect on the market price for and marketability of the Shares and could cause future market prices to be less than the Share Price.

     NASDAQ QUOTATION. The Common Shares are traded through the Nasdaq. Depending upon the number of Common Shares purchased pursuant to the Offer, the Common Shares may no longer meet the requirements of the Nasdaq for continued listing and may, therefore, be delisted from that exchange. According to the Nasdaq's published guidelines, the Nasdaq would consider delisting the Common Shares if, among other things, the number of publicly-held Common Shares was less than 750,000, the aggregate market value of the publicly-held Common Shares was less than $5,000,000 or there were not at least two registered and active market makers. Common Shares held directly or indirectly by an executive officer or director of GlobalNet Financial.com, Inc. or by a beneficial owner of more than 10% of the Common Shares will ordinarily not be considered as being publicly held for purposes of these standards. In the event that the Common Shares are no longer eligible for Nasdaq quotation, quotations may still be available from other sources. The extent of the public market for the Common Shares and the availability of such quotations would, however, depend on the number of holders of such Common Shares remaining at such time, the interest in maintaining a market in such Common Shares on the part of securities firms, the possible termination of registration of such Common Shares under the Exchange Act as described below and other factors. If, as a result of the purchase of Common Shares pursuant to the Offer or otherwise, the Common Shares no longer meet the requirements of the Nasdaq for continued listing and the Common Shares are no longer listed, the market for Common Shares could be adversely affected.

     On April 17 2001, GlobalNet Financial.com, Inc. received a letter from the Nasdaq, notifying GlobalNet Financial.com, Inc. that the Common Shares would be delisted if such Common Shares did not maintain a minimum bid price of $1.00 or higher for 30 consecutive trading days by July 16, 2001. On July 18, GlobalNet Financial.com, Inc. received a second letter from the Nasdaq stating that its Common Shares would be delisted on July 26, 2001. GlobalNet Financial.com, Inc. intends to request a hearing with the Nasdaq regarding such non-compliance and believes that the Common Shares will continue to be listed on the Nasdaq during the pendency of such hearing process.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if each of the Common Shares and Class A Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. According to the Company, as of July 18, 2001, there were 21,574,958 Common Shares outstanding and there were approximately 572 holders of record of such Common Shares. Termination of registration of each of the Common Shares and Class A Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit-recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement pursuant to
Section 14(a) or 14(c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If, as a result of the purchase of Shares pursuant to the Offer or the Merger, the Company is no longer required to maintain registration of the Shares under the Exchange Act, Purchaser intends to cause the Company to apply for termination of such registration.

     MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act is terminated, the Shares will no longer constitute "margin securities" or be eligible for Nasdaq reporting.

8.   CERTAIN INFORMATION CONCERNING THE COMPANY

     GENERAL INFORMATION. The Company is a Delaware corporation with its principal offices located at 7284 W. Palmetto Park Road, Suite 210, Boca Raton, Florida 33433, telephone number: (561) 417-8053.

     The following description of the Company and its business has been taken from the Company's Form 10-KSB for the year ended December 31, 2000, and is qualified in its entirety by reference to such Form 10-KSB.

     GlobalNet Financial.com, Inc. is a vertically integrated international financial portal providing online financial news investment tools and transaction services. The Company is structured into the following three distinct business segments: a media segment which operates Internet websites providing comprehensive internet-based financial content and services; a capital markets segment consisting of traditional and online securities businesses including the offer and sale of equity securities, options and mutual funds in addition to public offerings and providing financial advisory services; and a financial services segment providing business to business ("B2B") e-commerce solutions (known as "private-labeling") and business to consumer ("B2C") solutions including online insurance and mortgage product offerings.

     CERTAIN COMPANY PROJECTIONS. During the course of discussions between representatives of Parent and the Company, the Company provided Parent or its representatives with certain non-public business and financial information about the Company regarding the Company's projected expenses and liabilities. This information included the following projections for the Company on a best, expected and worst case basis in connection with discontinuing all of the Company's ongoing operations:

                                                                      AS OF JUNE 14, 2001
                                                                 (IN MILLIONS OF U.S. DOLLARS)
                                                             --------------------------------------
                                                             BEST CASE   EXPECTED CASE   WORST CASE
                                                             ---------   -------------   ----------
Liabilities and Expenses(1)(2).............................     9.1          11.6           16.8
Projected net cash and readily realizable assets
  position(3)..............................................     3.7           1.2           (4.0)

---------------

(1) Relates to restructuring charges, operating cash outflows, severance costs, contract and lease terminations and other costs which the Company estimates would be incurred if it proceeded to discontinue all its business operations.

(2) Assumes certain subsidiaries of the Company are sold on a cash neutral basis.

(3) Represents projected cash position after deducting the foregoing Liabilities and Expenses.

     The Company has advised the Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because this information was provided to Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. The Company has advised the Purchaser and Parent that its internal financial forecasts (upon which the projections provided to Parent and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by management of the Company, with respect to industry performance, forecasting on pension returns, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company and expected debt payments, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by Parent or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Parent, the Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Parent, the Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

     AVAILABLE INFORMATION. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a Web site on the Internet at http://www.sec.gov/ that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.   CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

     The Purchaser, a Delaware corporation that is a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of the Purchaser are owned by NewMedia SPARK plc.

     Parent is a public limited company organized under the laws of England and Wales. The principal office of Parent is located at 33 Glasshouse Street, London W1B 5DG, United Kingdom, telephone +44.207.851.7777. The principal office of the Purchaser is located at 33 Glasshouse Street, London W1B 5DG, United Kingdom, telephone +44.207.851.7777.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

     Except as listed below, neither the Purchaser nor Parent, nor, to the knowledge of the Purchaser or Parent, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Purchaser or Parent or any of the persons so listed, beneficially owns any equity security of the Company, and neither the Purchaser nor Parent nor, to the knowledge of the Purchaser or Parent, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

                                                                  NUMBER OF
                                                                COMMON SHARES       PERCENT OF CLASS
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED      OUTSTANDING
------------------------------------                          ------------------    ----------------
Luke Johnson................................................         305,538              1.4%
33 Glasshouse Street, 3rd Floor
London W1B 5DG
United Kingdom
Michael Whitaker............................................       1,372,153(1)           6.3%
33 Glasshouse Street, 3rd Floor
London W1B 5DG
United Kingdom
Glasshouse Associates.......................................       1,527,690              7.1%
33 Glasshouse Street, 3rd Floor
London W1B 5DG
United Kingdom

---------------

(1) Consists of 1,222,153 shares of common stock and options exercisable to purchase 150,000 shares of common stock that are currently vested.

     Except as described in this Offer to Purchase or the Schedule TO (as defined below), (a) there have not been any contacts, transactions or negotiations between the Purchaser or Parent, any of their respective subsidiaries or, to the knowledge of the Purchaser or Parent, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) neither the Purchaser nor Parent nor, to the knowledge of the Purchaser or Parent, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

     Because the only consideration in the Offer and Merger is cash and the Offer covers all outstanding Shares, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capacity of Parent and its affiliates, the Purchaser believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

10. SOURCE AND AMOUNT OF FUNDS

     The Offer is not conditioned on any financing arrangements.

     Parent and Purchaser estimate that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $11.0 million. Purchaser will obtain such funds from Parent. Parent has sufficient cash on hand to complete the Offer and the Merger and will cause Purchaser to have sufficient funds available to complete the Offer and the Merger.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

     Background to the Offer.

     During the Spring of 2001, the Company contacted several entities to determine whether there was any interest on the part of these entities in pursuing a business combination with the Company. These contacts were initiated by the Company's management, at the direction of the Company's Board, in light of the continuing difficult market conditions in the Company's lines of business and the Company's worsening cash position. Michael Whittaker, Chief Executive Officer of Parent and, at that time, a member of the Company's Board, was one of the persons contacted.

     In May 2001, Mr. Whittaker met with the Company's Board to propose a possible business combination between the Company and Parent. Mr. Whittaker, acting in his capacity as Chief Executive Officer of Parent, outlined the proposal to the Company's Board. After Mr. Whittaker delivered the proposal, the meeting between Mr. Whittaker and the Company's Board ended.

     On May 25, 2001, Joel Plasco, director of Parent, sent a letter to the GlobalNet Board confirming Parent's interest in commencing negotiations to enter into a merger agreement with GlobalNet.

     On May 31, 2001, the Company's Board convened to discuss the terms of the proposal set forth in Mr. Plasco's letter of May 25, 2001. After discussion among the Company's Board members, it was determined that the Company would make a counterproposal to Parent.

     On May 31, 2001, the Company and Parent entered into a confidentiality agreement relating to the discussions among their management and advisors.

     On June 1, 2001, W. Thomas Hodgson, on behalf of the Company's Board, sent a letter to Mr. Plasco outlining the Company's position on certain terms relating to a proposed business combination.

     On June 11, 2001, the Company's Board, with the exception of Mr. Whittaker, convened to discuss Parent's proposal as well as the two other alternative proposals. Mr. Hodgson and Milbank, Tweed, Hadley & McCloy, LLP, the Company's legal counsel, informed the Company's Board of the terms of each proposal and answered various questions from the Company's Board about each proposal. Extensive discussions by the Company's Board members then followed regarding the strengths and weaknesses of each offer. Following these discussions, the Company's Board determined to pursue negotiations with Parent and authorized management to enter into negotiations with Parent.

     On June 11, 2001, the Company received a first draft of a proposed merger agreement from Parent. GlobalNet discussed this first draft with its legal counsel. On June 12, 2001, the Company and its legal counsel conducted a conference call with Parent and its legal counsel, Dechert, to discuss certain issues on Parent's draft merger agreement.

     On June 12, 2001, an informal conference call of the Company's Board was convened during which Mr. Hodgson and the Company's legal counsel updated the members of the Company's Board on the status of negotiations with Parent.

     Between June 12 and June 14, 2001, the Company, Parent and their respective legal counsel met in person and by telephone to discuss and negotiate changes to the proposed terms of the acquisition. In particular, the parties discussed issues including but not limited to, representations, warranties and covenants made by the Company as well as an appropriate termination fee arrangement.

     On the morning of June 15, 2001, the Company's Board participated in a telephonic special meeting at which it considered the proposed financial terms and conditions to the Merger Agreement. The Board determined that the Merger Agreement was fair to, and in the best interests of, the Company's stockholders, unanimously adopted, approved and declared advisable the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement and resolved to recommend that the stockholders of the Company approve the Merger Agreement.

     On June 15, 2001, Parent and the Company issued a joint press release announcing the merger.

     The Merger Agreement approved by the Board at the June 15, 2001 meeting called for the merger of the Purchaser with and into the Company with each outstanding share of the Company's Common Stock being exchanged for 1.88 Parent ordinary shares (.188 Parent ordinary shares for each outstanding share of the Company's Class A Shares), having a value, based upon the closing mid-market price of Parent's ordinary shares on AIM on June 14, 2001, of $.55 per Common Share ($.055 per Class A Share).

     On July 12, 2001, Mr. Plasco contacted Mr. Hodgson about possibly changing the consideration to be offered in the Merger. Mr. Plasco proposed a cash transaction pursuant to which Parent would offer $.36 per share for the Common Shares and $.036 per share for the Class A Shares. Based upon the closing mid-market price of Parent's ordinary shares on AIM on July 11, 2001, the exchange ratio of 1.88 Parent ordinary shares for each Common Share (.188 Parent ordinary shares for each Class A Share called for by the Merger Agreement indicated a value of approximately $.40 per Common Share ($.04 per Class A Share).

     On July 13, 2001, counsel to Parent provided a draft amendment to the Merger Agreement and a draft Option Agreement. Between July 12, 2001, and July 16, 2001, representatives of Parent and the Company negotiated the provisions of the proposed amendment and draft Option Agreement.

     On the morning of July 17, 2001, a quorum of the Company's Board participated in a telephonic special meeting at which it considered the proposed financial terms and conditions of the Offer and the amendment to the Merger Agreement and the Option Agreement. The Company's Board determined that the Offer, the amendment to the Merger Agreement and the Option Agreement were fair to, and in the best interests of the stockholders, and each Board member present adopted, approved and declared advisable the amendment to the Merger Agreement, the Option Agreement, the Offer, the Merger, the other transactions contemplated by the Merger Agreement and resolved to recommend that the stockholders of the Company tender their Shares in the Offer.

     Later on July 17, 2001, the amendment to the Merger Agreement and the Option Agreement were executed by Parent, the Purchaser and the Company. On July 18, 2001, Parent and the Company issued a joint press release announcing the amended transaction. On July 25, 2001, the Purchaser commenced the Offer.

     During the Offer, Parent and Purchaser intend to have ongoing contacts and negotiations with the Company and its directors, officers and stockholders.

     During the past two years: (a) Michael Whitaker, who is the Chief Executive Officer and a director of Parent, served as a director of the Company until his resignation on June 14, 2001; and (b) W. Thomas Hodgson and Stanley Hollander, current directors of the Company, served as directors of Parent until their resignations on June 14, 2001 and in January 2001, respectively. In addition, the Company has entered into an agreement to provide certain services to Parent. In May 2000, Parent paid the Company $100,000 in referral fees pursuant to this agreement. Other than the foregoing, neither Parent nor the Company has made any other payments pursuant to this agreement.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; PLANS FOR THE COMPANY

PURPOSE

     The purpose of the Offer is to enable Parent to acquire control of the Company and to acquire the outstanding Shares. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

THE MERGER AGREEMENT

     The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "-- Conditions to the Merger", the Purchaser will be merged with and into the Company, with the Company being the surviving corporation (the "Surviving Corporation"), and each issued Share (other than Shares owned by Parent, the Purchaser or the Company or any wholly owned subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive $0.36 and $0.036 per Common Share and Class A Share, respectively, in cash, without interest thereon.

     VOTE REQUIRED TO APPROVE MERGER. The DGCL requires, among other things, that the Merger Agreement must be approved by the holders of a majority of the shares entitled to vote thereon. Other than the Shares, there are no shares of any class of the Company's stock outstanding. Consequently, the Company will call and hold a meeting of its stockholders promptly following the consummation of the Offer for the purposes of voting upon the approval of the Merger Agreement. At such meeting all Shares then owned by Parent or the Purchaser will be voted in favor of the approval of the Merger Agreement. If the Purchaser acquires -- through the Offer, the Merger Agreement or otherwise -- voting power with respect to at least a majority of the total voting power of the Company (which would be the case if the Minimum Tender Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger even if no other stockholders of the Company vote in favor of the Merger. If the Purchaser acquires Shares representing at least 90% of the total combined voting power of the Company pursuant to the Offer or otherwise (including pursuant to the Stock Option Agreement described below) the Purchaser would be able to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the DGCL, without any action by any other stockholder of the Company. In such event, the Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. The Company and the Purchaser entered into a Stock Option Agreement, dated as of July 17, 2001 (the "Stock Option Agreement") pursuant to which the Purchaser is entitled to purchase Common Shares, at a price of $0.36 per share, so that the Purchaser, following the purchase of Shares under the Offer, shall then own Shares representing 90.1% of the total combined voting power of the Company calculated on a fully-diluted basis; provided that the maximum number of Common Shares which may be purchased under the Stock Option Agreement shall not exceed an amount of Common Shares which in the aggregate possess 10% of the total combined voting power of the Company after giving effect to such exercise.

     CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following: (a) the holders of at least a majority of the total voting power of the Company shall have approved the Merger Agreement at a meeting of the Company's Stockholders (the "Company Stockholders Approval") and the stockholders of Parent have approved the Merger Agreement and the transactions contemplated thereby (the "Parent Stockholders Approval"); (b) any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; (c) no court of competent jurisdiction or other competent government, court, tribunal, arbitrator, authority, agency, commission, stock exchange, self-regulatory organization, official or other instrumentality of the United States, any foreign country, supranational organization or any domestic or foreign state, county, city or other political subdivision, including, without limitation, the Commission, the Internal Revenue Service, the Commodities Futures Trading Commission, the NASDR, the National Futures Association, the UK Listing Authority or the Financial Services Authority (a "Governmental or Regulatory Authority") shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger (a "Restraint") or the other transactions contemplated by this Agreement; (d) the Company shall have disposed of Dalton Kent without any liability to the Company and; (e) the Purchaser shall have previously accepted for payment and paid for the Shares pursuant to the Offer.

     TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the effective time of the Merger (the "Effective Time"):

     (a) by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company:

        (i) if (A) as of the result of the failure of any of the conditions set forth under Section 14, the Offer shall have terminated or expired in accordance with its terms without the Purchaser having purchased any Shares pursuant to the Offer or (B) the Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to the Outside Date; provided, however, that this right to terminate the Merger Agreement is not available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Offer to be consummated by such time;

        (ii) if the Company Stockholders Approval is not obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders, or any adjournment thereof, called therefor, provided that the Company shall have no right to terminate the Merger Agreement if such failure is due to delay or default on the part of the Company;

        (iii) if there has been a material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement, on the part of the non-terminating party which breach has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party;

        (iv) if any Restraint having any of the effects set forth in clause (c) under "-- Conditions to the Merger" shall have become final and nonappealable; or

        (v) if the Parent Stockholders Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders, or any adjournment thereof, called therefor, unless such failure is due to delay or default on the part of Parent.

     (c) by the Company if the Board of Directors of the Company shall have determined in good faith, based upon the advice of nationally recognized outside legal counsel, that failure to terminate the Merger Agreement is reasonably likely to result in the Board of Directors breaching its fiduciary duties to stockholders under applicable law by reason of the pendency of an unsolicited, bona fide proposal for a Superior Company Transaction (as defined below), but only if the Company and its subsidiaries and other representatives of the Company shall have complied with their obligations pursuant to the provisions under "-- No Solicitation" below; provided, however, that this right to terminate shall not apply unless 96 hours shall have elapsed after delivery to Parent of a written notice of such determination by such Board of Directors;

     (d) by Parent:

        (i) if the Board of Directors of the Company or any committee thereof shall have (x) failed to recommend or withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger Agreement and the Merger, (y) recommended or taken no position with respect to a proposal for a Company Alternative Transaction (as defined below) or (z) following the announcement or making of a proposal for a Company Alternative Transaction, failed to reconfirm its recommendation of the Merger Agreement and the Merger within 96 hours following a written request for such reconfirmation by Parent; or

        (ii) there shall have occurred the entry by a court having jurisdiction in the premises of (x) a decree or order for relief in respect of the Company or any subsidiary in an involuntary case or proceeding under any applicable federal or state or foreign bankruptcy, insolvency, reorganization or other similar law or (y) a decree or order adjudging the Company or any subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any subsidiary under any applicable federal or state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs; or

        (iii) the liabilities of the Company and its subsidiaries (as determined by Parent in accordance with the Company's restructuring and downsizing plan contained in the Merger Agreement and included as Schedule II to this Offer to Purchase) exceed at any time the immediately available cash (which is not reserved) of the Company and its subsidiaries.

     NO SOLICITATION.  Prior to the Effective Time, the Company agrees:

     (i) that neither it nor any of its subsidiaries or other affiliates shall, and they shall use their reasonable best efforts to cause their respective representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to the Company's stockholders) with respect to a merger, consolidation or other business combination including the Company or any of its subsidiaries or investments in any of Synaptic Systems Limited, a company formed under the laws of England and

        Wales, Stock Academy Limited, a company formed under the laws of England and Wales (formerly GlobalNet Direct.com Limited), and InsuranceWide.com Services Limited, a company formed under the laws of England and Wales ("Investments"), or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of all or any significant portion of the assets of the Company and its subsidiaries taken as a whole or 15% or more of the outstanding Shares (any such transaction, other than the transactions contemplated by the Merger Agreement, being hereinafter referred to as a "Company Alternative Transaction"), or engage in any negotiations concerning (v) provide any confidential information or data to (w) have any discussions with any person relating to, (x) enter into any contract agreement, understanding or arrangement relating to, (y) consummate or (z) otherwise facilitate any effort or attempt to make or implement, a Company Alternative Transaction;

     (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person with respect to any of the foregoing, and it will take the necessary steps to inform such person with respect to any of the foregoing; and

     (iii) that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it by any person.

     However, the Company is not prohibited from furnishing information to or entering into discussions or negotiations with any person with sufficient financial resources to consummate the applicable proposed Company Alternative Transaction that makes a bona fide unsolicited written proposal not subject to any financing condition for a Company Alternative Transaction if, and only to the extent that:

     (i) the Board of Directors of the Company concludes in good faith that such proposal if consummated is reasonably likely to result in a Superior Company Transaction (as defined below), and that such Company Alternative Transaction is reasonably likely to be consummated;

     (ii) the Board of Directors of the Company, based upon the advice of nationally recognized outside counsel, determines in good faith that the failure to so act is reasonably likely to result in the Board of Directors breaching its fiduciary duties to shareholders imposed by law;

     (iii) the Company shall have entered into a confidentiality agreement with such person in customary form;

     (iv) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, which notice shall identify such person and the proposed terms of such Company Alternative Transaction in reasonable detail; and

     (v) the Company keeps Parent informed of the status and all material information with respect to any such discussions or negotiations; and

provided; that the foregoing shall not (x) permit the Company to terminate the Merger Agreement (except in accordance with the provisions of the Merger Agreement described under "-- Termination of the Merger Agreement" above), (y) permit the Company to enter into any agreement with respect to a Company Alternative Transaction for so long as the Merger Agreement remains in effect (other than a confidentiality agreement under the circumstances described above), or (z) affect any other obligation of the Company under the Merger Agreement.

     The Company is also not prevented from complying, to the extent required, with Rule 14e-2 under the Exchange Act with regard to any proposal relating to a Company Alternative Transaction.

     "Superior Company Transaction" is defined in the Merger Agreement to mean any Company Alternative Transaction which:

     (i) relates to 50% of the outstanding Shares or all or substantially all of its and its subsidiaries' assets taken as a whole;

     (ii)   is not conditioned on the receipt of financing;

     (iii) is made by a person who the Board of Directors of the Company has reasonably concluded in good faith will have adequate financial resources to, and will not encounter significant regulatory obstacles in order to, consummate such Company Alternative Transaction; and

     (iv) is on terms that the Board of Directors of the Company determines in its good faith judgment, taking into account all relevant factors, (including the advice of a financial advisor of nationally-recognized reputation and all the terms and conditions of the Company Alternative Transaction, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable and provide greater value to all of the Company's stockholders than the Merger Agreement and the Merger taken as a whole.

     The Merger Agreement provides that the Company will advise Parent immediately that a Superior Company Transaction or a Company Alternative Transaction is received. Prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company must provide written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, which notice shall identify such person and the proposed terms of such Company Alternative Transaction in reasonable detail, and that the Company will keep Parent informed of the status and all material information with respect to any such discussions or negotiations.

     FEES AND EXPENSES. On June 15, 2001, pursuant to the Merger Agreement, the Company paid to Parent an arrangement and structuring fee, as compensation for financial, structuring and general advisory services rendered by Parent and its affiliates prior to the Merger Agreement, of 1,370,332 shares in EO plc. At the election of Parent the Company has agreed to transfer 6,692,321 ordinary shares of Parent in exchange for the EO shares.

     Except as described above, all fees and expenses incurred in connection with the preparation, execution and performance of the merger agreement and the consummation of the merger will be paid by the party incurring such fees and expenses.

     TERMINATION FEE.  If the Merger Agreement is terminated by Parent or the
Company:

     (i)   by mutual written agreement of the parties;

     (ii) due to a material breach of a representation, warranty covenant or agreement which has not been cured for 30 days;

     (iii) as a result of a Governmental of Regulatory Authority having issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and non-appealable;

     (iv) because Parent Stockholders Approval shall not have been obtained, unless such is due to delay or default of the Parent; or

     (v) due to the existence of a Deficit Condition in an amount less than $2 million,

and in each case the Company shall not have breached any representation, warranty or covenant in the Merger Agreement then, Parent has agreed to pay the Company a termination fee equal to, at Parent's election, either (a) 1,370,333 shares of EO plc or (b) 6,692,321 ordinary shares of Parent.

     Further, if in the absence of any public announcement of a proposal for a Company Alternative Transaction either Parent or the Company shall have terminated the Merger Agreement pursuant to the provisions described in either clause (b)(i) or (b)(ii) under "-- Termination of the Merger Agreement" and, within two (2) months after any termination described above, the Company or any of its subsidiaries shall not either have entered into a binding agreement providing for the consummation of, or have consummated a Company Alternative Transaction, then, in any of such cases, the Parent shall pay the Company a termination fee equal to at Parent's election, either (a) 1,370,333 shares of EO plc or (b) 6,692,321 ordinary shares of Parent.

     In the event the Merger Agreement is terminated, no provision of the Merger Agreement survives, except for the provisions relating to termination, brokers' expenses, liabilities relating to pre-termination breaches and miscellaneous provisions of general application.

     CONDUCT OF BUSINESS. The Merger Agreement provides that, except as expressly contemplated or permitted by the agreement, or to the extent that Parent shall otherwise previously consent in writing, at all times from and after the date of the Merger Agreement until the Effective Time, the Company and each of its subsidiaries shall conduct their respective businesses only in, and none of the Company, and such subsidiaries shall take any action except in, the ordinary course consistent with past practice.

     Without limiting the generality of the foregoing, (a) the Company and its subsidiaries shall comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them, (b) the Company shall continue to pursue and implement the restructuring and downsizing plan attached as Schedule II to this Offer to Purchase, and (c) the Company shall not, nor shall it permit any of its subsidiaries to, except as approved by Parent in writing, such consent not to be unreasonably withheld or delayed, or as otherwise expressly provided for in the Merger Agreement, or as required, at Parent's request, to cancel outstanding employee stock options:

     (i) amend or propose to amend its certificate or articles of incorporation or bylaws (or other comparable corporate charter documents);

     (ii) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any option with respect thereto;

     (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any option with respect thereto (other than (y) the issuance of Common Shares pursuant to options outstanding on the date of the Merger Agreement and in accordance with their present terms, and (z) the issuance by a wholly-owned subsidiary of its capital stock to its parent corporation or to another wholly-owned subsidiary of its parent corporation);

     (iv) modify or amend any right of any holder of outstanding shares of capital stock or options with respect thereto;

     (v) acquire (by merging or consolidating with, or by purchasing any equity interest in or assets (with a fair market value of $10,000 individually or in the aggregate) of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any such assets;

     (vi) sell, lease, grant any security interest in or otherwise dispose of or encumber any of its material assets or properties or any shares of capital stock or equity or other interests in any subsidiaries or investments;

     (vii) except to the extent required by applicable law, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

     (viii) (x) incur (which shall be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice;

     (ix) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Company plan or, as the case may be, or other agreement, arrangement, plan or policy between such party or one of its subsidiaries and one or more of its directors, officers or employees, or, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any agreement, arrangement, plan or policy in effect as of the date hereof;

     (x) enter into any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (a "Contract") or amend or modify any existing Contract, or engage in any new transaction with (a) any person not an affiliate of the Company which such Contract obligates the Company to expend $5,000 or more individually or $15,000 in the aggregate and (b) any affiliate of the Company or any of its subsidiaries;

     (xi) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets;

     (xii) make any material change in the lines of business in which it participates or is engaged other than pursuant to the restructuring and downsizing plan attached as Schedule II to this Offer to Purchase; or

     (xiii) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

     The Merger Agreement was amended to permit the Company to enter into the Rights Agreement. The Merger Agreement provides that, for so long as the Merger Agreement remains in effect, the Company may not amend the Rights Agreement without the prior written consent of Parent.

     REGULATORY AND OTHER APPROVALS. Subject to the terms and conditions of the Merger Agreement, each of the Company and Parent will proceed diligently and in good faith to, as promptly as practicable to:

     (i) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their subsidiaries to consummate the Merger and the other matters contemplated hereby; and

     (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties, as applicable, will (x) take promptly all actions necessary to make any filings required of Parent and the Company or their affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by the Merger Agreement commenced by either the FTC or the Antitrust Division or state attorneys general; provided, however, that nothing in the Merger Agreement shall obligate Parent to agree to hold separate, sell or otherwise dispose of any subsidiary or Investment of Parent or of the Company or any assets or properties thereof.

     STOCK OPTIONS. At the effective time of the Merger, each outstanding option to purchase shares of the Company's common stock under the Company stock option plan will be terminated; provided however that any holder of such options will have the right immediately prior to the Merger to exercise such option, in whole or in part, whether or not applicable vesting requirements have been satisfied. Each option, warrant or right to acquire securities of the Company if unexercised following the Merger shall cease to represent a right to acquire securities of the Company.

     DIRECTOR AND OFFICER INSURANCE AND INDEMNIFICATION. Until the fifth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, the Surviving Corporation and Parent shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries (the "Indemnified Parties") against:

     (i) all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based on, or arises out of, the fact that such Indemnified Party is or was a director or officer of the Company or any of its subsidiaries and relates to or arises out of any action or omission occurring at or prior to the Effective Time ("Indemnified Liabilities"); and

     (ii) all Indemnified Liabilities based on, or arising out of, or pertaining to the Merger Agreement or the transactions contemplated by the Merger Agreement, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; provided that the Surviving Corporation and Parent shall not be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld; and provided, further, that the Surviving Corporation and Parent shall not be liable for any Indemnified Liabilities which occur as a result of the gross negligence or willful misconduct of any Indemnified Party.

     Subject to the provisions of the Merger Agreement, the Company will pay an Indemnified Party's expenses in advance of the final disposition provided that the claiming party provides an undertaking to repay such advanced expenses should it be determined that such person is not entitled to such indemnification, and retains counsel reasonably satisfactory to the Company. The Company shall use all commercially reasonable efforts to assist in the defense of any such matter. The liability and obligation of Parent to provide such indemnification is limited to the realizable net value upon disposition (as determined by an actual transaction or by an independent accountant selected by Parent) of any asset transferred from the Company or a subsidiary of the Company to Parent or any of its subsidiaries or to any third party if the consideration therefore is received by or transferred to Parent or any of its subsidiaries, subsequent to the Merger. For five years after the Effective Time of the Merger, Parent will maintain in effect the policies of directors' and officers' liability insurance maintained by the Company provided that Parent and the Company are not obligated to spend more than 150% of the insurance premiums paid by the Company for such directors' and officers' liability insurance following the second anniversary of the Merger.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties, including representations relating to corporate existence and power; subsidiaries; capitalization; corporate authorizations; government authorizations; Commission filings; absence of undisclosed liabilities; accuracy of certain disclosures; absence of certain changes; litigation; compliance with laws; environmental matters; employment matters; ERISA compliance; taxes; stockholder voting requirements; state takeover statutes; opinion of the Company's financial advisor; intellectual property; contracts; assets; insurance; affiliate arrangements; vote required for approval of the Merger; ownership of Parent equity; bankruptcy; internal controls; Investment Company Act; and NASD matters.

     Certain representations and warranties in the Merger Agreement made by the Company and Parent are qualified by concepts of "material," "materially adverse," and "material adverse effect," which are defined to mean any event, change or effect that is material or materially adverse, as the case may be, to the business, assets, liabilities, condition (financial or otherwise), results of operations of such entity (or of such group of entities taken as a whole), provided, that, in the case of the Company and its subsidiaries, any event, change or effect that is reasonably likely to have a material adverse effect on the Company's or its subsidiaries' ownership of, or exercise of ownership rights in, any Investment shall be a "material adverse effect"; provided, further, that in no event shall actions, in and of themselves, taken pursuant to or in furtherance of the restructuring and downsizing plan attached as Schedule II to this Offer to Purchase shall be deemed to constitute a "material adverse effect" in the case of the Company and its subsidiaries.

     AMENDMENT, EXTENSION AND WAIVER. The respective boards of Parent, the Company and Purchaser may amend the Merger Agreement by written agreement at any time prior to, or after, stockholder approval of the Merger Agreement, but after such adoption and approval, only to the extent permitted by applicable law. At any time prior to the Effective Time of the Merger, to the extent legally allowed, Parent, the Company and Purchaser may:

     (i) extend the time for performance of any of the obligations or other acts of the other parties to the Merger Agreement;

     (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered in connection with the Merger Agreement; and

     (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

     Extensions or waivers must be in writing and signed by the party granting the extension or waiver.

     The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

THE CONFIDENTIALITY AGREEMENT

     Pursuant to the Confidentiality Agreement, the Company and Parent agreed to keep confidential certain information provided by the Company or its representatives. The Confidentiality Agreement also contains customary standstill provisions. The Merger Agreement provides that certain information exchanged pursuant to the Merger Agreement will be subject to the Confidentiality Agreement.

PLANS FOR THE COMPANY

     In the process of building its financial portal business, the Company has acquired significant minority positions in other technology companies including companies in which Parent holds an investment such as EO plc and Synaptic Systems Limited. In addition the Company owns 10.6% of the outstanding ordinary shares of Parent.

     The Company announced at the time of its annual results in April 2001, its intention to streamline its operating business of financial websites and concentrate on maximizing the value of its underlying portfolio of assets. The Board of the Company has therefore begun an orderly wind down and disposal of the media businesses of the Company. The Company has agreed to pursue this policy from the date of the Merger Agreement. Parent has entered into the Merger so as to acquire the Company's underlying portfolio of assets including the shares owned by the Company in Parent, other companies in which Parent also holds an investment and other companies which compliment Parent's portfolio of technology, media and telecom companies. Parent does not intend to continue the operation of the Company's existing financial portal business but intends to continue the orderly wind down and disposal of these operations conducted directly by the Company, leaving only the investments of the Company in other operating businesses, including Parent.

     Parent currently is in discussions with Freeserve plc, which is a stockholder of the Company, regarding the possible purchase of shares of capital stock of certain companies, in which the Company is also a shareholder.

APPRAISAL RIGHTS

     The holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to demand payment of the fair value of their Shares. If a stockholder and the surviving corporation in the Merger do not agree on such fair value, the stockholder will have the right to receive a judicial determination of the fair value of such stockholder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with interest payable from the date of the vote approving the Merger Agreement at such rate as a court may determine. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     If any holder of Shares who demands appraisal fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in
Section 262, the Shares of such holder will be converted into the merger consideration consisting of $0.36 per Common Share and $0.036 per Class A Share in accordance with the Merger Agreement. A stockholder may withdraw his or her demand for appraisal by delivery to Parent of a written withdrawal of his or her demand for appraisal and acceptance of the Merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

GOING-PRIVATE TRANSACTIONS

     The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

     As discussed in Section 12, the Merger Agreement limits the Company's ability to declare or pay any dividends on the Shares or change the number of Shares outstanding as a result of any stock split, stock dividend, recapitalization or similar transaction.

14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares of the Company promptly after the termination or withdrawal of the Offer), to pay for any Shares of the Company tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares of the Company to satisfy the Minimum Tender Condition, and (ii) any applicable waiting period (and any extension thereof) applicable to the purchase of Shares of the Company pursuant to the Offer or to the Merger under the HSR Act shall have been terminated or shall have expired. (The Company and Parent do not believe any such waiting period is applicable.) Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares of the Company not theretofore accepted for payment or paid for, and may terminate or amend the Offer or if, as of the scheduled expiration date of the Offer (as extended) and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

     (a) any Restraint shall be in effect preventing the purchase of Shares of the Company pursuant to the Offer or the Merger or there shall be any statute, rule, regulation, judgement, order or injunction enacted, entered, enforced, promulgated or issued by any Governmental or Regulatory Authority that would be reasonably likely to result in any of the consequences referred to in paragraph
(b) below;

     (b) there shall be pending any suit, action or proceeding by any Governmental or Regulatory Authority, (i) challenging the acquisition by Parent or Purchaser of any Shares of the Company, seeking to restrain or prohibit consummation of the Offer or the Merger, or seeking to place limitations on the ownership of Shares of the Company (or shares of common stock of the Surviving Corporation) by Parent or Purchaser, (ii) seeking to prohibit or limit the ownership or operation by the Company or Parent and their respective subsidiaries of any material portion of the business or assets of the Company or Parent and their respective subsidiaries taken as a whole, or to compel the Company or Parent and their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries taken as a whole, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, or (iii) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or Parent and their respective subsidiaries taken as a whole;

     (c) there shall have occurred and continue to exist (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of ten consecutive trading hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) or (iii) any limitation (whether or not mandatory) by any Governmental or Regulatory Authority in the United States on the extension of credit by banks or other financial institutions;

     (d) any representation and warranty of the Company set forth in the Merger Agreement shall not be true and correct, in each case, as of the date of the Merger Agreement or as of the scheduled or extended expiration of the Offer (except to the extent such representation and warranty is expressly made as of an earlier date, in which case as of such earlier date);

     (e) The Company shall have failed to perform in any material respect its obligations or to comply in any material respect with its agreements or covenants required to be performed or complied with by it under the Merger Agreement;

     (f) the rights issued or issuable under the Rights Agreement shall have become exercisable;

     (g) the Merger Agreement shall have been terminated in accordance with its terms, which, in the sole and reasonable judgement of Purchaser or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment;

     (h) there shall have occurred the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal or state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal or state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs; or

     (i) the liabilities of the Company and its subsidiaries (as determined by Parent) exceed at any time the immediately available cash (which is not reserved) of the Company and its Subsidiaries.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to such condition or may be waived by Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Parent with representatives of the Company, none of the Purchaser, Parent or the Company is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental or Regulatory Authority that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, Parent and the Purchaser currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While (except as otherwise expressly described in this Section 15) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 14 for a description of certain conditions to the Offer.

     STATE TAKEOVER LAWS. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The Board of the Company approved the Offer, the Merger and the purchase of the Shares as contemplated by the Offer. Accordingly, Purchaser and Parent believe that Section 203 of the DGCL is inapplicable to the Offer and the Merger.

     A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive officers or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that those laws were applicable only under certain conditions. Subsequently, a number of federal district courts have ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer or the Merger and, except as described above with respect to
Section 203 of the DGCL, neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulations in connection with the Offer and the Merger. Parent and Purchaser reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Parent and Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Parent and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in continuing or consummating the Offer or completing the Merger. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14 hereof.

16. FEES AND EXPENSES

     Parent and the Purchaser have retained MacKenzie Partners, Inc. to act as the Information Agent and The Bank of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Parent and the Purchaser have filed with the Commission the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the Commission).

                          GLOBALNET ACQUISITIONS INC.

July 25, 2001

                                   SCHEDULE I

          DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. The business address of each such director or executive officer is NewMedia SPARK plc, 33 Glasshouse Street, London W1B 5DG, United Kingdom, telephone +44.207.851.7777.

NAME, POSITION WITH PARENT AND CITIZENSHIP        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
------------------------------------------        -----------------------------------------------------------------
Thomas A. Teichman..............................  Chairman and co-founder of Parent, formerly Chairman of NewMedia
Chairman                                          Investors Limited (NMI) from 1996-2000. Prior to founding NMI he
British and Hungarian                             was a director of M.A.I.D plc following 25 years of investment banking experience with Bankers Trust, Credit Suisse First
                                                  Boston, Mitsubishi and Nesbitt Burns.
Michael K. Whitaker.............................  Chief Executive Officer and co-founder of Parent, formerly
Chief Executive Officer and Director              co-founder and CEO of Collins Stewart Limited, Stockbrokers
British                                           1991-1999 and prior to that a partner of Simon & Coates,
                                                  stockbrokers.
Bruno D.G. Delacave.............................  Chief Financial Officer of Parent, previously Finance Director at
Chief Financial Officer and Director              British Interactive Broadcasting Holdings Ltd 1999-2000. Prior to
Belgian                                           that he was a fund manager for companies associated with the
                                                  Marcuard Group from 1994-1999. He qualified as an accountant with
                                                  Ernst & Young.
Andrew B. Carruthers............................  Chief Operating Officer and co-founder of Parent, previously
Chief Operation Officer and Director              Director of NewMedia Investors Limited 1997-2000. Commercial
British                                           Director of Oasis Media Limited 1996-1997. Finance Director of
                                                  Oxford Analytica Limited 1994-1996. Qualified as an accountant with KPMG.
Joel D. Plasco..................................  Director and co-founder of Parent. He is also a founder and
Director                                          Director of EO plc. 1996-1999 he worked in corporate finance at
British                                           Collins Stewart Limited, specialising in UK smaller quoted company equity fundraising. Joel is a practising solicitor, he qualified at City Lawyers Gouldens. He is both a UK SFA & US NASD registered securities representative.
Tony D. Sarin...................................  Director of Parent joined the board following the acquisition of
Director                                          Softechnet, of which he was founder and CEO. He was formerly a
British                                           senior equity partner at Morley & Scott Chartered Accountants.
Alastair King...................................  Company Secretary and Compliance Officer of Parent. He is a
Company Secretary and Compliance Officer          practising solicitor, having previously worked for Clifford
British                                           Chance and Baker & McKenzie. He also sits on the Finance
                                                  Committee of the Corporation of London.

NAME, POSITION WITH PARENT AND CITIZENSHIP        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
------------------------------------------        -----------------------------------------------------------------
Luke O. Johnson.................................  Non-Executive Director of Parent, he sits on the board of
Non-Executive Director                            numerous public companies. He is Chairman of the Belgo Group,
British                                           Manager and Founder of Intrinsic Value plc and non-executive
                                                  Director of Elderstreet Downing VCT plc. He was formerly Chairman of PizzaExpress plc.
Per C.F. Lundberg...............................  Non-Executive Director of Parent, he was appointed to the Board
Non-Executive Director                            in April 2000 following the acquisition of CELL ICD of which he
Swedish                                           was the Chairman. He is a Board Member and Senior Partner of
                                                  Ledstiernan (Sweden's largest hi-tech venture capital group listed on the Stockholm Stock Exchange). He was previously CEO of a listed company now merged with Investor and he has held leading positions within the Swedish banking industry.
Roger G. Pary...................................  Non-Executive Director of Parent, he was appointed to the Board
Non-Executive Director                            in January 2001 following the acquisition of Internet Indirect
British                                           plc, of which is was a non-executive Director. He is Chairman and
                                                  CEO of Clear Channel International. He was previously CEO of More
                                                  Group plc, which was acquired by Clear Channel in June 1998. He is also a non-executive Director of several public companies including Johnson Press (Chairman), Future Network (Deputy
                                                  Chairman), Jazz fm plc and iTouch. He was previously a consultant with McKinsey.
Mark W. Slater..................................  Non-Executive Director of Parent, he was appointed to the Board
Non-Executive Director                            in January 2001 following the acquisition of Internet Indirect
British                                           plc, which he founded in 1999. He is Chairman of Slater
                                                  Investments Limited, the SFA-regulated fund management company which he founded in 1994. Prior to that, he worked on Societe
                                                  Generale Strauss Turnbull's convertible bond desk and as a financial journalist with both the Investors Chronicle and
                                                  Analyst.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is GlobalNet Acquisitions Inc., 33 Glasshouse Street, London W1B 5DG, United Kingdom, telephone +44.207.851.7777. All such directors and executive officers listed below are citizens of the United Kingdom.

NAME, POSITION WITH PARENT AND CITIZENSHIP        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
------------------------------------------        -----------------------------------------------------------------
Joel D. Plasco..................................  Director of the Purchaser. Please see above for employment
Director, President,                              history.
Treasurer and Secretary
British

                                  SCHEDULE II

     Between the date of the execution of the Merger Agreement and the date upon which the Merger becomes effective the Directors and Officers of the Company shall conduct the affairs of the Company in accordance with the following:

     1. Notwithstanding any realisations of any shareholdings in the investments set out in Section 3(a) below, they shall, unless agreed otherwise in writing by Parent, within 14 days of the date of the Merger Agreement decide, in respect of every one of the businesses of the Company, its operating divisions, branches, subsidiaries, and associates, other than the investments set out in Section 3(a) below, that these are either:

     (a) funded independently of the Company and with no recourse to the Company and they shall continue to operate in accordance with their respective business plans;

     (b) or that a proposal for disposal, whether to a third party or the management team, has been agreed at least to the level of binding heads of terms with a break provision that limits the further costs to the Company to what they would have been in the event that the heads were never entered into and the business was wound up at that date;

     (c) or that the business will be wound up and all staff and contracts terminated with appropriate payments made in compensation.

     2. to maximise the cash within the Company and to ensure that the cash available within the Company to discharge its liabilities will at all times exceed the liabilities likely to be incurred in the implementation of 1 above. The level of cash at any time may be supplemented by reasonable estimates of the Officers of the Company of the readily realisable value of assets within the Company and the readily realizable receivables owed to the Company, provided such estimates are approved by the Parent -- such approval not to be unreasonably withheld. In determining the level of liabilities at any time, consideration will be given not only to the book valuation of any liabilities but to the reasonable estimates of the Officers of the Company provided such estimates are approved by the Parent -- such approval not to be unreasonably withheld. For the avoidance of doubt the holdings in the investments and any assets deriving from the disposal or similar of such holdings do not count towards the cash available within the Company.

     Additionally, prior to the completion of the Merger Agreement the Company shall have disposed of Dalton Kent without any liability to the Company or any of its subsidiaries. Failure to dispose of Dalton Kent as provided above shall be deemed to be a material breach of the Company's obligations under the Merger Agreement.

     3. For the purpose of this Schedule, the following are entities within the Company classed as investments:

(A)  INVESTMENTS:

     Equity and related instruments held by any entity within GlobalNet and its subsidiaries in the following companies: NewMedia SPARK plc; EO.net plc; Synaptics Systems Ltd; Global EuroNet Group Inc; ADVFN.com plc; Digital Bridge Inc.; Capital Media Group Inc;

(B) NOT INCLUDED

     America-iNvest.com; France-iNvest.com; Neder-iNvest.com; Espana-iNvest.com; Danmark-iNvest.com; Deutscher-Finanzmarkt.com; Italia-iNvest.com;
Canada-iNvest.com; Sol Borse; Norge-iNvest.com; UK-iNvest.com; International Capital Growth; GlobeNet UK Holdings Ltd; GlobeNet Securities Corp; Cyberwolf; Funds Direct (Investment Funds Direct Ltd & Funds Direct Holding Ltd); Stock Academy (formerly GlobeNet Direct.com); InsuranceWide.com Ltd; UK-Wire; Exactly.com MatchbookFX Holdings Inc; GRO; Tradingear.com; SAC (Strategic Analysis Corp); Worlds Inc.; Online plc;

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS

                              THE BANK OF NEW YORK

                                        WITHIN THE U.S.

BY REGISTERED OR CERTIFIED MAIL    BY FACSIMILE TRANSMISSION     BY HAND OR OVERNIGHT COURIER
 Tender & Exchange Department     (for Eligible Institutions     Tender & Exchange Department
        P.O. Box 11248                       Only)                    101 Barclay Street
     Church Street Station              (212) 815-6213            Receive and Deliver Window
 New York, New York 10286-1248       For Confirmation Only         New York, New York 10286
                                          Telephone:
                                        (212) 815-6156

                                      OUTSIDE THE U.S.

       BY REGISTERED OR CERTIFIED MAIL                  BY HAND OR OVERNIGHT COURIER
               30 Cannon Street                               30 Cannon Street
               London EC4M 6XH                                London EC4M 6XH
                United Kingdom                                 United Kingdom
             Attn: Julie McCarthy                           Attn: Julie McCarthy

     Questions and requests for assistance may be directed to the Information Agent at the telephone number and location listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                [MACKENZIE LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                          proxy@mackenziepartners.com
                         (212) 929-5500 (call collect)
                                       or
        Toll-Free (800) 322-2885 (calling from inside the United States)
      Toll-Free 00 800 3222 8851 (calling from outside the United States)